Exhibit 99.1

ImmunoCellular Therapeutics Receives $10 Million Financing Commitment

LOS ANGELES — December 7, 2009 ImmunoCellular Therapeutics, Ltd. (OTCBB: IMUC), a biotechnology company that is focused on the development of novel immune-based cancer therapies, announced today that it has entered into a definitive agreement with Socius Life Sciences Capital Group, LLC. (“Socius”), under which Socius has committed to purchase from time to time up to $10 million of non-convertible Preferred Stock from the Company. Proceeds from any sales of the Preferred Stock would be used to provide working capital, in addition to funding further clinical activity, including planned future clinical trials for the Company’s ICT-109 and ICT-121 cancer vaccine candidates for the treatment of glioblastoma.

The Company may sell to Socius, subject to the terms and conditions in the Agreement, during a two-year period, Series A Preferred Stock (the “Preferred Stock”) and warrants to purchase shares of the Company’s Common Stock. The Preferred Stock, which is redeemable by the Company, will accrue dividends at an annual rate of 10%, which will be payable in additional shares of Preferred Stock. The warrants are exercisable at the prevailing market price of the Company’s common stock at the time the Company sells Preferred Stock to Socius. The total exercise value of the warrants issued will equal 135% of the amount of the Preferred Stock sold at the time.

The availability of funding under this financing should assist us in meeting our working capital needs into 2011 and should enhance our ability to expedite clinical activities as we continue to seek the shortest possible pathway from the clinic to commercialization.

Additional details on the transaction are available in the Company’s 8-K filing with the Securities and Exchange Commission.

About ImmunoCellular Therapeutics, Ltd.

IMUC is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The company’s “off the shelf” therapeutic vaccine product candidate targeting cancer stem cells for multiple cancer indications is targeted by IMUC to enter clinical trials for glioblastoma during the first quarter of 2010. IMUC also recently completed a Phase I trial of its dendritic cell-based clinical product candidate for glioblastoma. IMUC has entered into a research and license option deal with the Roche Group for one of its monoclonal antibodies for the diagnosis and treatment of ovarian cancer and multiple myeloma, that provides for potential licensing and milestone payments of $32MM and royalties if the Roche Group exercises its option and commercializes this antibody technology for multiple indications. IMUC is in pre-clinical development of another monoclonal antibody product candidate for the treatment of small cell lung cancer and pancreatic cancer, and is also evaluating its platform technology for monoclonal antibody discovery using differential immunization for diagnosing and treating multiple types of cancer. To learn more about IMUC, please visit www.imuc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including, without limitation, the risk that one or more of the conditions to the Company’s right under the Agreement to require Socius to purchase Preferred Stock will not be satisfied; the risk that Socius will not perform its obligation under the Agreement to purchase Preferred Stock; the risk that the sale by Socius of Common Stock that it acquires under its warrants will adversely affect the market price of the Common Stock; the risk associated with the timely manufacture of the formulation of the cancer stem cell vaccine for clinical and commercial use and obtaining FDA clearance to commence clinical trials of the cancer stem cell vaccine on a timely basis or at all; the risk associated with adhering to projected preclinical or clinical timelines and the uncertainties of outcomes of development work for product candidates, including those based on destroying cancer stem cells as a potentially safe and effective treatment for various cancers; the need to satisfy performance milestones to maintain the vaccine technology licenses with Cedars-Sinai Medical Center; the risk associated with generating data to support the provisional patent application for the Cedars-Sinai technology and of obtaining a patent that provides commercially significant protection for this technology; and the need for substantial additional capital to fund development of product candidates beyond their initial clinical or pre-clinical stages. Additional risks and uncertainties are described in the Company’s most recently filed SEC documents, such as its most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q and reports on Form 8-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

CEOcast, Inc. for ImmunoCellular Therapeutics

Gary Nash, 212-732-4300

Gnash@ceocast.com